Confidential Treatment Requested by Innophos Holdings, Inc.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Exhibit 10.1

Execution Version

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2018 (the “Signing Date”), by and among PCS Sales (USA), Inc., a Delaware Corporation (“PCSS”), PCS Nitrogen Fertilizer, L.P., a Delaware limited partnership (“PCSN” and collectively with PCSS, “PCS”), and Innophos, Inc., a Delaware corporation (“Innophos”). PCSS, PCSN and Innophos are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

A. Innophos owns and operates a phosphoric acid production facility in Geismar, Louisiana (the “Innophos Geismar Plant”) which is located adjacent to the phosphoric acid production facility of PCS located in Geismar, Louisiana (the “PCS Geismar Plant”).

B. The Parties are parties to that certain Amended and Restated Acid Purchase Agreement, dated March 23, 2000 (the “MGA Supply Agreement”), pursuant to which PCS supplies merchant green acid (“MGA”) and sulfuric acid to Innophos.

C. The Parties are parties to that certain Amended & Restated Purified Wet Phosphoric Acid Supply Agreement, dated March 23, 2000 (the “PPA Supply Agreement”), pursuant to which PCS supplies purified wet phosphoric acid (“PPA”) to Innophos, which PPA Supply Agreement is scheduled to terminate on July 29, 2018.

D. The Parties desire to terminate the MGA Supply Agreement subject to the terms and conditions set forth in this Agreement and the MGA Supply Agreement Addendum (defined below), and to make alternative arrangements for their respective ongoing operations and supply needs.

E. Concurrently with the execution of this Agreement, the Parties have executed and delivered, or caused to be executed and delivered, the (i) MGA Supply Agreement Addendum, (ii) Transitional PPA Supply Agreement, (iii) New MGA Supply Agreement, (iv) New PPA Supply Agreement, (v) New Services Agreement, (vi) Steam Boiler Bill of Sale, (vii) Sulfuric Acid Tank Bill of Sale, (viii) Track Mobile Bill of Sale, (ix) MGA Tank Lease, (x) Rail Spur Agreement, (xi) Parking Lot Lease Agreement, (xii) the Servitude Agreement, (xiii) Raw River Water System Bill of Sale and (xiv) Sulfuric Acid Supply Agreement.

AGREEMENTS

Intending to be legally bound, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

“AA Sulfuric” has the meaning set forth in Section 4.2(a).

“Actual Pipeline Construction Cost Share” has the meaning set forth in Section 5.2(d).

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

“Agreement” has the meaning set forth in the preamble.

Confidential Treatment Requested by Innophos Holdings, Inc.

“Ancillary Agreements” means the MGA Supply Agreement Addendum, Transitional PPA Supply Agreement, New MGA Supply Agreement, New PPA Supply Agreement, New Services Agreement, Steam Boiler Bill of Sale, Sulfuric Acid Tank Bill of Sale, Track Mobile Bill of Sale, MGA Tank Lease, Rail Spur Agreement, Parking Lot Lease Agreement, Sulfuric Acid Supply Agreement, Servitude Agreement, Raw River Water System Bill of Sale and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by PCS or Innophos in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Aurora MGA” means MGA produced at the Aurora Plant.

“Aurora Plant” means the phosphoric acid production facility operated by PCS Phosphate Company, Inc. in Aurora, North Carolina.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in Chicago, Illinois, New York, New York or Geismar, Louisiana.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any new Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, Order or directive (whether or not having the force of law) by any Governmental Authority.

“Claims” has the meaning set forth in Section 8.1.

“Closure Date” means the date PCS shall no longer be required to provide Geismar MGA or accept Raffinate under the MGA Supply Agreement, which date means (a) with respect to a Primary Conditional Shutdown, the date agreed upon by the Parties pursuant to Section 2.2(a), (b) with respect to a Secondary Conditional Shutdown, December 17, 2018 and (c) with respect to a Maintenance Shutdown, the date of the Maintenance Shutdown.

“Conditions” means (a) the commissioning and operationalization of the Innophos Pipeline and (b) the building of, and receipt of the Permits listed on Schedule 1.1(a) for the operation of, the Innophos Deep Wells.

“Condition Determination Date” means November 26, 2018.

“Conditional Shutdown” has the meaning set forth in Section 2.2.

“Consents” means consents, novations, approvals, authorizations, requirements (including filing and registration requirements), transfers, waivers or notices.

“Estimated Construction Cost Payment” has the meaning set forth in Section 5.2(d).

“Existing Services Agreement” means the Geismar Complex Services Agreement between PCS and Innophos, dated as of December 12, 1989.

“Expenses” means all reasonable and documented out-of-pocket fees, costs and expenses incurred or to be incurred by PCS or Innophos, as applicable, in performing the tasks and obligations described in Schedule 1.1(b).

Confidential Treatment Requested by Innophos Holdings, Inc.

“Force Majeure” has the meaning set forth in Section 10.1.

“Further Assurance Claims” has the meaning set forth in Section 8.1.

“Geismar MGA” means the MGA produced at the PCS Geismar Plant and delivered by PCS to Innophos pursuant to the terms of the MGA Supply Agreement (as modified by the MGA Supply Agreement Addendum).

“Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency, bureau, board, commission, department or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or tribunal or arbitral body.

“Honeywell” means Honeywell International Inc.

“Honeywell Dock” means the dock that is owned and maintained by Honeywell and used by PCS to service the PCS Geismar Plant.

“Innophos” has the meaning set forth in the preamble.

“Innophos Deep Wells” has the meaning set forth in Section 5.1.

“Innophos Geismar Plant” has the meaning set forth in the Recitals.

“Innophos Pipeline” has the meaning set forth in Section 5.2.

“Innophos Releasing Parties” has the meaning set forth in Section 8.1.

“Knowledge” means (a) with respect to PCS, the actual knowledge of Susan Jones, Raef Sully, Jessica DeMonte, Richard Holder or Stephen Villar and (b) with respect to Innophos, the actual knowledge of Mark Santangelo, Ryan Harris or Michael Lestino, and, in each case, the knowledge such individuals would have acquired in the exercise of reasonable inquiry.

“LAA” means low alkali purified wet phosphoric acid.

“Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

“Losses” has the meaning set forth in Section 9.1(a).

“Maintenance Shutdown” has the meaning set forth in the MGA Supply Agreement Addendum.

“MGA” has the meaning set forth in the Recitals.

“MGA Supply Agreement” has the meaning set forth in the Recitals.

“MGA Supply Agreement Addendum” means the addendum to the MGA Supply Agreement of even date herewith, attached as Exhibit A.

Confidential Treatment Requested by Innophos Holdings, Inc.

“MGA Tank Lease” means the lease agreement attached as Exhibit B.

“Mutually Released Claims” has the meaning set forth in Section 8.1.

“New MGA Supply Agreement” means the contract between the Parties (or their respective Affiliates) for the supply of Aurora MGA entered into concurrently with this Agreement, a copy of which is attached as Exhibit C.

“New PPA Supply Agreement” means the Purified Wet Phosphoric Acid Supply Agreement, by and between Innophos and PCSS, made effective July 30, 2018, a copy of which is attached as Exhibit D.

“New Services Agreement” means the contract between the Parties (or their respective Affiliates) entered into concurrently with this Agreement pursuant to which PCS will provide certain ongoing services to Innophos after the Termination Date, a copy of which is attached as Exhibit E.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Parking Lot Lease Agreement” means the lease agreement attached as Exhibit F.

“Party” and “Parties” have the meaning set forth in the preamble.

“PCS” has the meaning set forth in the preamble.

“PCS Dock” means the floating dock owned by PCS and located next to the Honeywell Dock.

“PCS Geismar Plant” has the meaning set forth in the Recitals.

“PCS Releasing Parties” has the meaning set forth in Section 8.1.

“PCSN” has the meaning set forth in the preamble.

“PCSS” has the meaning set forth in the preamble.

“Permits” means all governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, directives, registrations, qualifications, and permits, to or from, or filings, notices, or recordings to or with a Governmental Authority.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Pipeline Construction Costs” has the meaning set forth in Section 5.2(d).

“PPA Supply Agreement” has the meaning set forth in the Recitals.

“Primary Conditional Shutdown” has the meaning set forth in Section 2.2(a).

“Proceeding” means any action, suit or legal, civil, criminal, administrative, arbitration, mediation or other alternative dispute resolution proceeding.

Confidential Treatment Requested by Innophos Holdings, Inc.

“Raffinate” means the dilute phosphoric and sulfuric acid stream separated from purified phosphoric acid.

“Rail Spur Agreement” means the agreement attached as Exhibit G.

“Raw River Water System” has the meaning set forth in Section 4.5.

“Raw River Water System Bill of Sale” has the meaning set forth in Section 4.5.

“Representation Claims” has the meaning set forth in Section 8.1.

“Secondary Conditional Shutdown” has the meaning set forth in Section 2.2(b).

“Servitude Agreement” means the agreement attached as Exhibit N.

“Signing Date” has the meaning set forth in the preamble.

“Steam Boiler Bill of Sale” has the meaning set forth in Section 4.1(a).

“Steam Boiler Equipment” has the meaning set forth in Section 4.1(a).

“Sulfuric Acid Supply Agreement” means the agreement attached as Exhibit H.

“Sulfuric Acid Tank Bill of Sale” has the meaning set forth in Section 4.2(a).

“Sulfuric Acid Tank Equipment” has the meaning set forth in Section 4.2(a).

“Transitional PPA Supply Agreement” means the contract between the Parties (or their respective Affiliates) for the temporary supply of PPA, a copy of which is attached as Exhibit I.

“T-5 Tank” has the meaning set forth in Section 4.2(a).

“Termination Date” means (i) the date on which the Termination Payment is delivered to Innophos in connection with a Conditional Shutdown or a Maintenance Shutdown in accordance with the terms and conditions of this Agreement or (ii) in the absence of a Conditional Shutdown or a Maintenance Shutdown in accordance with the terms and conditions of this Agreement, the date on which the MGA Supply Agreement, as modified by the MGA Supply Agreement Addendum, terminates in accordance with its terms.

“Termination Payment” has the meaning set forth in Section 2.4(a).

“Track Mobile” has the meaning set forth in Section 4.4.

“Track Mobile Bill of Sale” means the bill of sale attached as Exhibit J.

“Transferred Equipment” has the meaning set forth in Section 4.2(a).

“TWIC” means Transportation Worker Identification Credential.

Confidential Treatment Requested by Innophos Holdings, Inc.

ARTICLE 2: TERMINATION

2.1 MGA Supply Agreement Addendum. As of the Signing Date, the MGA Supply Agreement Addendum shall take effect, and, except as set forth in the MGA Supply Agreement Addendum, PCS shall continue to operate and maintain the PCS Geismar Plant, and fulfill its obligations to Innophos under the MGA Supply Agreement, as modified by the MGA Supply Agreement Addendum, until the Termination Date. Subject to the terms and conditions of the MGA Supply Agreement Addendum, on the Termination Date, the MGA Supply Agreement (as modified by the MGA Supply Agreement Addendum) shall terminate automatically, without any notice or other action by the Parties.

2.2 Conditional Shutdown. PCS may shut down the PCS Geismar Plant in accordance with the provisions of this Section 2.2 (a “Conditional Shutdown”).

(a) If the Parties mutually agree that the Conditions have been satisfied prior to the Condition Determination Date, (i) the Parties shall cooperate in good faith to agree upon a Closure Date that is (A) as soon as reasonably practicable, provided that in no event shall the Closure Date be earlier than 21 days following the date upon which the Conditions have been satisfied unless otherwise mutually agreed by the Parties, and (B) no later than December 17, 2018 (and use reasonable best efforts to coordinate the shutdown of the PCS Geismar Plant in accordance with a sequencing plan to be agreed upon and that provides for a shutdown of the PCS Geismar Plant no later than December 17, 2018), (ii) PCS shall make the Termination Payment pursuant to the terms of Section 2.4(a) within four days after the Closure Date and in no event later than December 21, 2018, and (iii) upon receipt of the Termination Payment by Innophos, the release of Claims set forth in Section 8.1 will become effective without further action of the Parties. A Conditional Shutdown in accordance with this Section 2.2(a), shall be referred to as a “Primary Conditional Shutdown”.

(b) If as of the Condition Determination Date the Conditions have not been satisfied, (i) the Closure Date shall be December 17, 2018 (and the Parties shall use reasonable best efforts to coordinate the shutdown of the Geismar Plant in accordance with a sequencing plan to be agreed upon and that provides for a shutdown of the PCS Geismar Plant no later than December 17, 2018), (ii) PCS shall make the Termination Payment pursuant to the terms of Section 2.4(a) within four days after the Closure Date and in no event later than December 21, 2018 and (iii) upon receipt of the Termination Payment by Innophos, the release of Claims set forth in Section 8.1 will become effective without further action of the Parties. A Conditional Shutdown in accordance with this Section 2.2(b), shall be referred to as a “Secondary Conditional Shutdown”.

2.3 Maintenance Shutdown.

(a) Within four days after a Maintenance Shutdown, PCS shall make the Termination Payment pursuant to the terms of Section 2.4(a). Upon receipt of the Termination Payment by Innophos, the release of Claims set forth in Section 8.1 will become effective without further action of the Parties.

2.4 Payment and Expenses.

(a) In consideration for Innophos agreeing to the termination of the MGA Supply Agreement and entering into the Transitional PPA Supply Agreement and New MGA Supply Agreement, PCS shall pay, or shall cause to be paid within the time periods specified in Sections 2.2 and 2.3, by bank wire transfer of immediately available funds to an account designated by Innophos in writing to PCS, [***] (the “Termination Payment”), in accordance with the terms of this Agreement. The mutual release contemplated under Section 8.1 shall take effect only upon payment by PCS and receipt by Innophos of the Termination Payment in accordance with Sections 2.2 and 2.3, as applicable.

Confidential Treatment Requested by Innophos Holdings, Inc.

(b) The Parties agree that the Expenses set forth on Schedule 1.1(b) will be borne by each of PCS and by Innophos in the proportions set forth on Schedule 1.1(b). Within 30 days of PCS or Innophos incurring Expenses, PCS or Innophos, as applicable, shall invoice the other Party for such other Party’s portion of the Expenses and the other Party shall pay the invoices within 30 days after receipt of such invoice.

(c) On or prior to the Termination Date, PCS shall pay to Innophos the Advance Payment (as defined in the MGA Supply Agreement) in the amount of $500,000.00.

ARTICLE 3: SUBSTITUTE SUPPLY AND SERVICE ARRANGEMENTS

3.1 New MGA Supply Agreement and New PPA Supply Agreement. The Parties have executed the New MGA Supply Agreement, which will become effective on the Closure Date, and the New PPA Supply Agreement, which will become effective on July 30, 2018.

3.2 New Services Agreement. The Parties have executed the New Services Agreement. On the Termination Date, the Existing Services Agreement will, without any notice or other action by the Parties, terminate, and the New Services Agreement will take effect.

3.3 Honeywell Services Agreement; Honeywell Dock Agreement. PCS shall (a) cooperate with Innophos and Honeywell with respect to Innophos and Honeywell entering into a contract for Honeywell to provide to Innophos directly those services Honeywell currently provides to Innophos which are covered by the Existing Services Agreement and (b) cooperate with Innophos in seeking to obtain for Innophos the dock access rights required to operate the Innophos Geismar Plant, provided that in each case PCS shall not be obligated to incur any out-of-pocket costs or expenses in connection with such cooperation unless Innophos agrees to reimburse PCS in full for such costs or expenses.

3.4 MGA Storage Tanks. PCS will permit Innophos to use MGA storage tanks to store MGA for a maximum period of 12 months following the Closure Date, pursuant to the MGA Tank Lease. Following the Closure Date, PCS shall clean such MGA storage tanks and use its reasonable best efforts to complete such cleaning within 30 days of the Closure Date.

ARTICLE 4: TRANSFERRED EQUIPMENT; PHOSPHATE ROCK

4.1 Transfer of Steam Boiler.

(a) The Parties have executed the bill of sale attached as Exhibit K hereto (the “Steam Boiler Bill of Sale”), pursuant to which PCS shall transfer and assign to Innophos, free of charge, all of PCS’s right, title and interest in and to the equipment described on Schedule 4.1(a)(i) (the “Steam Boiler Equipment”) effective as of the earlier of (i) the date that is 14 days after Innophos receives its permits to operate the Steam Boiler Equipment, (ii) the date on which the Steam Boiler Equipment is physically removed from PCS’s property and (iii) such other time as Innophos and PCS agree in writing. Innophos shall be responsible for hiring and engaging a contractor to relocate the Steam Boiler Equipment from the PCS Geismar Plant to the Innophos Geismar Plant, the costs of which shall be borne by the Parties in accordance with Schedule 1.01(b), and PCS shall permit Innophos and such contractor reasonable supervised access to the PCS Geismar Plant at times mutually agreed by the Parties, to permit Innophos to take possession of the Steam Boiler Equipment.

Confidential Treatment Requested by Innophos Holdings, Inc.

(b) PCS shall use its reasonable best efforts to continue to operate the Steam Boiler Equipment and provide process steam to Innophos in quantities that are comparable to the quantities historically provided by PCS to Innophos and at the rate currently charged by PCS, from the Closure Date until the Termination Date.

(c) Except as expressly provided in this Section 4.1, effective as of the effective date of the Steam Boiler Bill of Sale, as determined in accordance with Section 4.1(a) above (or such other time as agreed to by the Parties in writing), Innophos shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due all liabilities and obligations relating to the Steam Boiler Equipment.

4.2 Transfer of Sulfuric Acid Tank.

(a) Innophos and PCS’s Affiliate, AA Sulfuric Corporation (“AA Sulfuric”), have executed the bill of sale attached hereto as Exhibit L (the “Sulfuric Acid Tank Bill of Sale”), pursuant to which, effective as of the Termination Date, AA Sulfuric shall transfer and assign to Innophos all of its right, title and interest in and to the sulfuric acid tank (the “T-5 Tank”) and other equipment described on Schedule 4.2(a) (the “Sulfuric Acid Tank Equipment” and, together with the Steam Boiler Equipment, the Track Mobile and the equipment transferred pursuant to the Raw River Water System Bill of Sale, the “Transferred Equipment”). Notwithstanding the foregoing, PCS and its Affiliates shall have no obligation to relocate the Sulfuric Acid Tank Equipment unless otherwise agreed in writing by PCS and Innophos. Prior to the transfer of ownership of the Sulfuric Acid Tank Equipment, PCS shall fill the T-5 Tank with a volume of sulfuric acid agreed upon by the Parties. Within 30 days following the date of the transfer, PCS shall deliver to Innophos an invoice for the amount paid by PCS for the sulfuric acid in the T-5 Tank at the time of the transfer, and Innophos shall pay the invoice within 30 days after receipt of such invoice.

(b) Following the transfer of the Sulfuric Acid Tank Equipment, PCS will have no further responsibility for the supply of sulfuric acid to Innophos, and Innophos will assume all responsibility for the purchase and delivery of sulfuric acid. Innophos agrees to provide PCS reasonable notice of any planned shipments of sulfuric acid to the T-5 Tank and to comply with PCS’s schedule of barge and vessel traffic.

(c) Except as provided in the New Services Agreement, effective as of the Closure Date (or such other time as PCS and Innophos agree in writing), Innophos shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due all liabilities and obligations relating to the Sulfuric Acid Tank Equipment.

4.3 Phosphate Rock. On or about July 1, 2018, PCS will place an order under its existing contract for 72,000 short tons of phosphate rock for arrival at the PCS Geismar Plant on or about October 1, 2018. Upon receipt, PCS will take the amount of such order that it requires for its operations in accordance with its anticipated obligations under the MGA Supply Agreement (as amended by the MGA Supply Agreement Addendum), and will redirect the shipment of the balance of the order, if any, at Innophos’s cost, to Innophos’s plant in Coatzacoalcos, Mexico (any such redirection must be coordinated with Innophos). PCS will provide notice of the amount of phosphate rock to be shipped to Mexico together with the cost thereof, which shall be calculated pro rata based on the cost of the July 1, 2018 order. Innophos shall pay the amount set out in such notice within 30 days. If a subsequent shipment is necessary in order to for PCS to continue to produce MGA at the PCS Geismar Plant in accordance with its anticipated obligations under the MGA Supply Agreement (as amended by the MGA Supply Agreement Addendum), PCS will notify Innophos in advance of such order and the same procedures described herein with respect to the first order shall apply.

Confidential Treatment Requested by Innophos Holdings, Inc.

4.4 Track Mobile. PCS will transfer its track mobile (the “Track Mobile”) to Innophos, free of charge, effective as of the Termination Date, pursuant to the Track Mobile Bill of Sale.

4.5 Raw River Water System. PCS will transfer its raw river water supply system (the “Raw River Water System”) to Innophos, free of charge, effective as of the Termination Date, pursuant to the bill of sale attached hereto as Exhibit O (the “Raw River Water System Bill of Sale”). As consideration for the transfer of the Raw River Water System, Innophos hereby agrees that it will use commercially reasonable efforts to provide raw river water from the Raw River Water System to Honeywell’s clarified water system in the event that such clarified water system requires a back-up water supply for a temporary period of time. Innophos is only obligated to provide raw river water from the Raw River Water System that is in excess of its own production demands.

ARTICLE 5: DEEP WELL AND PIPELINE INSTALLATION

5.1 Deep Well Installation. Innophos shall, or shall contract with a third-party contractor to, install and make operational as soon as practicable deep wells that are suitable for the disposal of Raffinate (the “Innophos Deep Wells”). Innophos shall be solely responsible for matters related to the installation and operation of the Innophos Deep Wells, including all costs and expenses associated with installation and maintenance. PCS agrees to provide Innophos with reasonable assistance with the process of obtaining any Permits necessary for the installation and operationalization of the Innophos Deep Wells. The Parties agree that PCS shall have no obligations with respect to the installation of the Innophos Deep Wells and PCS shall have no liability for Losses incurred by Innophos or any third party in connection with the installation of the Innophos Deep Wells.

5.2 Pipeline Installation.

(a) Innophos shall (i) engage a third-party contractor to install and make operational a new pipeline (the “Innophos Pipeline”) to be owned by Innophos for transporting MGA from the Honeywell Dock to MGA storage tanks at the Innophos Geismar Plant, in accordance with the design specifications set forth on Exhibit M, (ii) closely monitor the installation of the Innophos Pipeline, (iii) timely pay its share of all undisputed invoices of third-party contractors responsible for the installation, (iv) provide direction to such third-party contractor on a timely basis, and (v) execute any required change orders in connection with the installation of the Innophos Pipeline.

(b) PCS shall oversee the work of the contractor engaged by Innophos to install the Innophos Pipeline and make it operational. PCS shall (i) grant Innophos, its contractors and their respective agents reasonable access to construct the Innophos Pipeline and make it operational, (ii) closely monitor the installation of the Innophos Pipeline, (iii) timely pay its share of all undisputed amounts owed to Innophos pursuant to Section 5.2(d), and (iv) notify Innophos within three Business Days after becoming aware of any circumstances that could reasonably cause a delay in the installation of the Innophos Pipeline.

(c) Provided that PCS complies with its express obligations under this Section 5.2 with respect to the installation of the Innophos Pipeline, PCS shall have no liability for Losses incurred by Innophos or any third party in connection with the installation of the Innophos Pipeline.

Confidential Treatment Requested by Innophos Holdings, Inc.

(d) In connection with the installation and operationalization of the Innophos Pipeline and in furtherance of PCS’s obligations under Section 2.4(b) with respect to the allocation of construction costs for the third-party contractor engaged by Innophos to install and make operational the Innophos Pipeline (the “Pipeline Construction Costs”), PCS shall pay to Innophos $416,667.00 per month commencing July 1, 2018 until September 30, 2018 (the “Estimated Construction Cost Payment”). The Estimated Construction Cost Payment represents a pro-rated amount of PCS’s share of the anticipated Pipeline Construction Costs. In the event PCS’s share of the actual aggregate Pipeline Construction Costs allocated in accordance with Schedule 1.1(b) (the “Actual Pipeline Construction Cost Share”) exceeds the aggregate Estimated Construction Cost Payments made by PCS, Innophos shall invoice PCS for the difference and PCS shall pay the invoices within 30 days after receipt of such invoice; provided, however, that in no event shall the Actual Pipeline Construction Cost Share exceed $2,000,000. In the event the Actual Pipeline Construction Cost Share is less than the aggregate Estimated Construction Costs Payments made by PCS, Innophos shall pay such difference to PCS within 30 days after the receipt by Innophos of the final invoice of the contractor engaged to install the Innophos Pipeline and make it operational.

5.3 Pipeline Permits. Innophos shall as soon as reasonably practicable apply for all Permits necessary to commission and operationalize the Innophos Pipeline and pay for all associated fees. PCS agrees to provide reasonable assistance with the process of obtaining TWIC credentials and Permits. Innophos acknowledges, understands and agrees that no delays or denials with respect to Permits shall excuse Innophos from fulfilling its remaining obligations under this Agreement or any Ancillary Agreement.

5.4 Progress Updates. PCS and Innophos shall each provide the other Party reasonable updates on the satisfaction of the Conditions on no less than a monthly basis. In the event either Party believes that the other Party is failing to comply with its obligations under Section 5.2, such Party shall promptly notify the other Party of the basis for the alleged non-compliance; provided that (subject to Section 8.3) a failure to provide such notice shall in no way limit a Party’s rights under this Agreement.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF PCS

PCS represents and warrants to Innophos as follows:

6.1 Existence and Good Standing. Each of PCSN and PCSS is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

6.2 Power. Each of PCSN and PCSS has the power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

6.3 Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of PCSN and PCSS and constitute the valid and legally binding obligations of each of PCSN and PCSS enforceable against PCSN and PCSS in accordance with their terms.

6.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by PCS of its obligations hereunder or thereunder will violate or conflict with PCSN’s or PCSS’s articles of incorporation, certificate of limited partnership, bylaws, limited partnership agreement or other organizational documents, as applicable, or any Law or Order.

Confidential Treatment Requested by Innophos Holdings, Inc.

6.5 Consents. Except as set forth on Schedule 6.5, to the Knowledge of PCS, no Consent of any third party or Governmental Authority is required in connection with the execution and delivery by PCSN and PCSS of this Agreement or the Ancillary Agreements or the consummation by PCS of the transactions contemplated hereby or thereby. To the Knowledge of PCS, PCS has not received any notices from any third party or Governmental Authority indicating that any Consent is required in connection with the execution and delivery by PCSN and PCSS of this Agreement or the Ancillary Agreements or the consummation by PCS of the transactions contemplated hereby or thereby.

6.6 Title. PCS has good and marketable title to, or valid and enforceable leasehold interests in, all of the Transferred Equipment, in each case free and clear of all Liens.

6.7 Representations Complete. Except as to those matters covered by the representations and warranties in this Agreement, (i) PCS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) TO INNOPHOS, (ii) THE TRANSFERRED EQUIPMENT IS BEING CONVEYED ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS, AS THE SAME EXIST AS OF THE DATE OF TRANSFER AND CONVEYANCE OF TITLE TO THE EQUIPMENT, (iii) PCS MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE CONSENTS OR PERMITS (A) REQUIRED BY INNOPHOS TO OPERATE THE TRANSFERRED EQUIPMENT OR OTHERWISE REQUIRED BY INNOPHOS IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR (B) REQUIRED BY INNOPHOS ARISING OUT OF OR RELATING TO THE TRANSFER OF THE RAW RIVER WATER SYSTEM, and (iv) PCS hereby disclaims all liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Innophos or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Innophos by any director, officer, employee, agent, consultant, or representative of PCS). Innophos acknowledges that it has conducted a complete inspection of the Transferred Equipment.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF INNOPHOS

Innophos hereby represents and warrants to PCS as follows:

7.1 Existence and Good Standing. Innophos is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

7.2 Power. Innophos has the power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

7.3 Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Innophos and constitute the valid and legally binding obligations of Innophos enforceable against Innophos in accordance with their terms.

7.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by Innophos of its obligations hereunder or thereunder will violate or conflict with Innophos’s articles of incorporation, bylaws, or other organizational documents of Innophos, or any Law or Order.

Confidential Treatment Requested by Innophos Holdings, Inc.

7.5 Consents. Except as set forth on Schedule 7.5, to the Knowledge of Innophos, no Consent of any third party or Governmental Authority is required in connection with the execution and delivery by Innophos of this Agreement or the Ancillary Agreements or the consummation by Innophos of the transactions contemplated hereby or thereby. To the Knowledge of Innophos, Innophos has not received any notices from any third party or Governmental Authority indicating that any Consent is required in connection with the execution and delivery by Innophos of this Agreement or the Ancillary Agreements or the consummation by Innophos of the transactions contemplated hereby or thereby.

7.6 Representations Complete. Except as to those matters covered by the representations and warranties in this Agreement, (i) INNOPHOS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) TO PCS, (ii) INNOPHOS MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE CONSENTS OR PERMITS REQUIRED BY PCS IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, and (iii) Innophos hereby disclaims all liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to PCS or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to PCS by any director, officer, employee, agent, consultant, or representative of Innophos).

ARTICLE 8: RELEASE; CLAIMS

8.1 Mutual Release. Effective as of the Termination Date, Innophos and its Affiliates, employees, directors, officers, representatives, agents, predecessors, successors and assigns (collectively the “Innophos Releasing Parties”), on the one hand, and PCS and its Affiliates, employees, directors, officers, representatives, agents, successors, and assigns (collectively, the “PCS Releasing Parties”), on the other hand, hereby mutually and fully, finally and forever release, hold harmless, discharge and acquit one another and one another’s equity holders, irrevocably and unconditionally, of, from and with respect to any and all accounts, actions, agreements, causes of action, charges, claims, complaints, contracts, costs, counterclaims, covenants, damages, debts, defenses, demands, duties, expenses, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, rights, sums of money, suits and torts, of any kind or character whatsoever, based upon any fact or circumstance, whether at law, in equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Innophos Releasing Parties or the PCS Releasing Parties, or anyone claiming through or under them, had, has or may have had arising out of, or relating to, the MGA Supply Agreement (as modified by the MGA Supply Agreement Addendum) or the existing Services Agreement (collectively, “Claims”); provided, that if a third party (including any government authority) other than one affiliated with a PCS Releasing Party or an Innophos Releasing Party brings a claim against an Innophos Releasing Party or a PCS Releasing Party, then such Innophos Releasing Party or PCS Releasing Party may bring an indemnification claim against the other party to the extent such third party claim relates to a purported violation of environmental Law caused by such other party or its Affiliates; provided, further that the PCS Releasing Parties and Innophos Releasing Parties agree that neither the Innophos Releasing Parties nor the PCS Releasing Parties shall be permitted to bring any claim against the other party for liabilities or costs incurred or to be incurred in connection with claims or allegations by the United States Environmental Protection Agency (“USEPA”) or Louisiana Department of Environmental Quality (“LDEQ”) against any PCS Releasing Party or any Innophos Releasing Party in connection with the USEPA’s RCRA enforcement initiative directed against the

Confidential Treatment Requested by Innophos Holdings, Inc.

phosphoric acid industry (titled “National Enforcement Initiative: Reducing Pollution from Mineral Processing Operations”, wherein the PCS Geismar Plant was inspected by the USEPA on February 9-13, 2004, and on April 4, 2005, resulting in a Resource Conservation Recovery Act (“RCRA”) Compliance Evaluation Inspection Report dated April 20, 2005, and the Innophos Geismar Plant was inspected on February 10-13, 2004, resulting in a Compliance Evaluation Inspection Report dated May 5, 2005), including any settlement by any of the PCS Releasing Parties or Innophos Releasing Parties (or each of their respective Affiliates) of claims or allegations made by USEPA as part of the RCRA enforcement initiative (the “Mutually Released Claims”). Both the Innophos Releasing Parties and the PCS Releasing Parties represent that they have made no assignment or transfer of any Mutually Released Claim. Effective as of Termination Date, the Innophos Releasing Parties and the PCS Releasing Parties irrevocably covenant to refrain from, directly or indirectly, asserting or enforcing any Mutually Released Claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against the other based upon any matter purported to be released hereby. Effective as of the Termination Date, the Innophos Releasing Parties and PCS Releasing Parties further irrevocably covenant to refrain from, directly or indirectly, asserting or enforcing any claim of any sort against the other relating to this Agreement; provided that (subject to Section 8.3) until the date that is 12 months from the Termination Date, the Parties shall be permitted to bring claims for (w) breach of representation or warranty indemnifiable pursuant to Section 9.1 (“Representation Claims”), (x) failure to pay the amounts owed under Sections 2.4, 4.2(a), 4.3 or 5.2 and (y) failure to comply with Sections 3.4 or 5.2(b)(i) of this Agreement (the claims referenced in clauses (x) and (y), “Covenant Claims”) and (z) failure to comply with Section 10.2(b) hereof (claims referenced in clause (z), “Further Assurance Claims”); provided, further, that following the date that is 12 months from the Termination Date, the prohibition on asserting or enforcing claims hereunder shall apply to Representation Claims and Covenant Claims and following the date that is 24 months from the Termination Date, the prohibition on asserting or enforcing claims hereunder shall apply to Further Assurance Claims. Notwithstanding the foregoing, if a claim is properly asserted under this Agreement prior to the expiration of the applicable survival period set forth in this Section 8.1, then the applicable representation, warranty, covenant or agreement relating to such claim and the applicable Party’s indemnification obligations under Section 9.1 with respect thereto shall survive solely for purposes of such claim until the final resolution thereof. The Parties acknowledge, understand and agree that the foregoing release and covenant not to sue shall not adversely affect a Party’s ability to, directly or indirectly, assert or enforce any claim after the date hereof relating to the Transitional PPA Supply Agreement, New MGA Supply Agreement, New PPA Supply Agreement, New Services Agreement, MGA Tank Lease, Rail Spur Agreement, Parking Lot Lease Agreement, Steam Boiler Bill of Sale, Sulfuric Acid Tank Bill of Sale, Track Mobile Bill of Sale, Sulfuric Acid Supply Agreement, Raw River Water System Bill of Sale or Servitude Agreement.

8.2 Notwithstanding anything in this Agreement to the contrary, the Parties agree that if, prior to the Termination Date, PCS has materially breached (i) the MGA Supply Agreement (as modified by the MGA Supply Agreement Addendum) by failing to (a) undertake the Geismar Maintenance (as defined in the MGA Supply Agreement Addendum), (b) supply P2O5 or (c) accept Raffinate, in each case in accordance with the terms and conditions of the MGA Supply Agreement, as amended by the MGA Supply Agreement Addendum, or (ii) the Existing Services Agreement by failing to provide services and such failure results in a shutdown of the Innophos Geismar Plant for at least 30 consecutive calendar days, or any of the Innophos Releasing Parties files any Proceedings against any of the PCS Releasing Parties, then (w) the foregoing releases and covenant not to sue shall not take effect, (x) PCS shall be released from any payment obligations under Section 2.4(a), (y) the MGA Supply Agreement will remain effective through July 31, 2021 (or July 31, 2031, if extended by Innophos) and each party will retain all rights and remedies under the MGA Supply Agreement, and (z) PCS may immediately terminate this Agreement and any or all Ancillary Agreements, other than the New PPA Supply Agreement.

Confidential Treatment Requested by Innophos Holdings, Inc.

8.3 Subject to the releases, covenant not to sue and survival periods referenced in Section 8.1, if Innophos believes in good faith that PCS has breached any of its obligations under this Agreement, then (a) Innophos shall provide written notice to PCS specifying in reasonable detail the nature of the alleged breach as soon as reasonably practicable after Innophos becomes aware of the alleged breach, and (b) PCS shall have three Business Days to commence cure of such alleged breach and seven Business Days (from the date PCS received notice) to cure such breach. Innophos may not assert or enforce any claim with respect to any alleged breach unless PCS fails to commence cure of such alleged breach within three Business Days following PCS’s receipt of the notice delivered pursuant to the foregoing sentence or cure such alleged breach within seven Business Days following PCS’s receipt of the notice delivered pursuant to the foregoing sentence.

ARTICLE 9: REMEDIES

9.1 Indemnification.

(a) PCS shall, for 12 months following the Termination Date, indemnify and hold harmless Innophos and its officers, directors, employees, agents and Affiliates from and against any and all third party losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (collectively “Losses”) based upon, arising out of or otherwise in respect of any inaccuracies in or any breach of any representation or warranty of PCS contained in Article 6 of this Agreement.

(b) Innophos shall, for 12 months following the Termination Date, indemnify and hold harmless PCS and its officers, directors, employees, agents and Affiliates from and against any and all Losses based upon, arising out of or otherwise in respect of any inaccuracies in or any breach of any representation or warranty of Innophos contained in Article 7 of this Agreement.

(c) Subject to Section 8.1, each Party shall indemnify the other Party from and against any and all Losses based upon, arising out of or otherwise in respect of any failure by that Party to pay the amounts owed under any of Sections 2.4, 4.2(a), 4.3 or 5.2 or otherwise comply with that Party’s covenants and obligations under this Agreement.

(d) The foregoing indemnification obligations constitute the sole indemnification obligations of the Parties under this Agreement and are subject to the following conditions: (i) the Party to be indemnified must provide notice of any direct or third party claim to the indemnifying Party, promptly upon receipt or knowledge of such direct or third party claim; (ii) the indemnifying Party may, at its election, control the defense of the third party claim, including the use of counsel of its own choosing; and (iii) the Party to be indemnified must fully cooperate in the defense of any third party claim. No Party may bind any other to any settlement without the prior written consent of such other Party.

9.2 Damages. Each Party and its respective Affiliates shall not be liable to the other Party or any of its respective Affiliates under this Agreement for any (i) special, incidental, indirect, consequential, multiplied, punitive or exemplary Losses or (ii) Losses for lost profits, lost revenue, or diminution in value, in each case except for any damages arising out of the fraud, gross negligence or willful misconduct of the liable Party.

Confidential Treatment Requested by Innophos Holdings, Inc.

ARTICLE 10: MISCELLANEOUS

10.1 Force Majeure.

(a) Notwithstanding anything herein to the contrary, PCS and Innophos shall each be excused for any delay in performance or non-performance of any of the terms and conditions of this Agreement, other than the payment of money, if and to the extent, and for the duration, that such delay or non-performance is caused by Force Majeure.

(b) The term “Force Majeure” shall mean any cause or circumstance beyond their respective control and that could not have been avoided or mitigated by such Party with reasonable diligence, that materially impedes the ability of such Party to perform its obligations hereunder, which causes or circumstances include the following to the extent that they meet the foregoing criteria in this definition: (i) any act of God (including conditions resulting from natural disasters or extreme weather developments, such as earthquakes, hurricanes, lightning, storms (including hail storms), tornadoes and drought), fire, flood, extremely cold temperatures (meaning temperatures below 32 degrees Fahrenheit for an extended period of time), (ii) equipment malfunction, failure, breakdown or accidents (including explosions), (iii) a Change in Law, (iv) power outage or interruption of or delay in transportation not within control of either Party, (v) inadequacy or shortage or failure of sources of supply of materials required for performance hereunder (including raw materials, and including as a consequence of a force majeure affecting the movement of such materials), or (vi) acts of civil unrest, war or terrorism, strikes or lockouts.

(c) The Party whose performance is prevented or delayed shall notify the other Party in writing, as soon as reasonably practicable after the event causing the non-performance or delay, of the occurrence of such event and the expected duration and shall further provide notice as soon as reasonably practicable after the cause of such delay or non-performance is removed. In addition, each Party agrees to use reasonable best efforts to promptly address any Force Majeure event impacting its ability to perform its obligations under this Agreement. Nothing in this Section 10.1, express or implied, shall be deemed to void, conflict with or supersede the force majeure provisions contained in any of the Ancillary Agreements or the MGA Supply Agreement.

10.2 Further Assurances.

(a) The Parties will use good faith efforts to cooperate with each other in all matters relating to transaction contemplated in this Agreement. Such cooperation shall include exchanging information, seeking all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder.

(b) Except with respect to any servitudes or Consents described on Schedule 6.5, if, after the Signing Date, it is discovered that any Permit or Consent of any third party or Governmental Authority is required in connection with the execution and delivery by PCSN and/or PCSS of this Agreement or the Ancillary Agreements or the consummation by PCS of the transactions contemplated hereby or thereby, then PCS shall use reasonable best efforts to obtain such Permit or Consent (at PCS’s sole cost and expense). If, after the Signing Date, it is discovered that any Permit or Consent of any third party or Governmental Authority is required in connection with the execution and delivery by Innophos of this Agreement or the Ancillary Agreements or the consummation by Innophos of the transactions contemplated hereby or thereby, then Innophos shall use reasonable best efforts to obtain such Permit or Consent (at Innophos’s sole cost and expense), and PCS shall cooperate in good faith with Innophos

Confidential Treatment Requested by Innophos Holdings, Inc.

to obtain such Permit or Consent, provided that Innophos shall promptly reimburse PCS for all reasonable and documented out-of-pocket fees, costs and expenses incurred or to be incurred in connection therewith. With respect to the servitudes or Consents described on Schedule 6.5, after the Signing Date, Innophos shall use reasonable best efforts to obtain such Permit or Consent (at Innophos’s sole cost and expense), and PCS shall cooperate in good faith with Innophos to obtain such Permit or Consent, provided that Innophos shall promptly reimburse PCS for all reasonable and documented out-of-pocket fees, costs and expenses incurred after the Signing Date or to be incurred in connection therewith.

10.3 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10.4 No Assignment. The rights and obligations of the Parties hereunder may not be assigned without the prior written consent of the other Party and any purported assignment in violation of this Section 10.4 shall be null and void. Notwithstanding the preceding sentence, any Party may without the consent of the other Parties assign its rights or obligations under this Agreement to any of its Affiliate and may engage third-party subcontractors to assist in performing its obligations under this Agreement; provided, however, that no such assignment or engagement shall relieve the assigning or engaging Party of liability under this Agreement.

10.5 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

10.6 Integration, Modification and Waiver. This Agreement, together with the Ancillary Agreements and the Schedules and Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

10.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “including,” “includes” and “include” shall be deemed to be followed by “without limitation.” Any reference to the singular in this Agreement also includes the plural and vice versa.

10.8 Severability. If any provision of this Agreement or the application of any provision hereof to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

Confidential Treatment Requested by Innophos Holdings, Inc.

10.9 Notices. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by email (if confirmed in a writing simultaneously dispatched by a nationally recognized overnight courier service) or (c) one Business Day after having been dispatched by a nationally recognized overnight courier service, in each case to the appropriate Party at the address or email address specified below:

If to PCS:

PCS Sales (USA), Inc.

PCS Nitrogen Fertilizer, L.P.

Attention: Executive Vice President, Phosphate

1101 Skokie Blvd, Suite 400

Northbrook, IL 60062

Email: [***]

with a copy (which shall not constitute notice) to:

PCS Sales (USA), Inc.

PCS Nitrogen Fertilizer, L.P.

c/o Legal Counsel

1101 Skokie Blvd, Suite 400

Northbrook, IL 60062

Email: [***]

with a copy (which shall not constitute notice) to:

Jones Day

77 West Wacker Drive

Chicago, IL 60601-1692

Attn: Ismail H. Alsheik

Telephone: (312) 269-4235

Email: ialsheik@jonesday.com

If to Innophos:

Innophos, Inc.

259 Prospect Plains Road, Building A

Cranbury, NJ 08512

Attention: Senior Vice President, Manufacturing, Engineering, and EH&S

Email: [***]

with a copy (which shall not constitute notice) to:

Innophos, Inc.

259 Prospect Plains Road, Building A

Cranbury, NJ 08512

Attention: Chief Legal Officer

Email: [***]

Confidential Treatment Requested by Innophos Holdings, Inc.

with a copy (which shall not constitute notice) to:

Cleary, Gottlieb Steen and Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Amy R. Shapiro

          Richard S. Lincer

Telephone: (212) 225-2000

Email: rlincer@cgsh.com, ashapiro@cgsh.com

Any Party may change its address or email address for the purposes of this Section 10.9 by giving notice as provided herein.

10.10 Governing Law. This Agreement will in all respects be governed by, and construed in accordance with the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

10.11 Consent to Jurisdiction. Each Party hereto hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such New York State or in any such Federal court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth in Section 10.9 shall be effective service of process for any Proceeding brought in any such court.

10.12 Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally waives trial by jury in any Proceeding relating to this Agreement and the agreements, instruments and documents contemplated hereby, in each case, whether now existing or hereafter arising, and for any counterclaim therein.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.14 Confidentiality. Each Party hereto agrees to keep the terms of this Agreement and each Ancillary Agreement, as well as any discussions or information exchanged in connection with the negotiation of this Agreement or the Ancillary Agreements, confidential, except to the extent and to the persons to whom disclosure is required by applicable Law, including rules and regulations promulgated by the U.S. Securities and Exchange Commission or the listing requirements of any stock exchange; provided, that the Parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to, or are bound by contract to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Party hereto for breach of this Section 10.14 by the recipients of its disclosure).

Confidential Treatment Requested by Innophos Holdings, Inc.

10.15 Timing of Performance. The Parties acknowledge, understand and agree that if a Party is obligated to take any action hereunder on a day that is not a Business Day, performance by such Party shall be excused until the next Business Day.

10.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the obligations of PCS under Sections 3.4 and 5.2(b) were not performed in accordance with their specific terms or were otherwise breached and that any breach of Sections 3.4 and 5.2(b) could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that Innophos shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of the obligations of PCS under Sections 3.4 and 5.2(b) and to enforce specifically the terms and provisions thereof in any court as specified in Section 10.11, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

Confidential Treatment Requested by Innophos Holdings, Inc.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PCS SALES (USA), INC.

By:	/s/ Susan Jones
Name: Susan Jones
Title: Authorized Person and Executive Vice President, Nutrien Ltd.

PCS NITROGEN FERTILIZER, L.P.

By:	/s/ Susan Jones
Name: Susan Jones
Title: Authorized Person and Executive Vice President, Nutrien Ltd.

INNOPHOS, INC.

By:	/s/ Kim Ann Mink
Name: Kim Ann Mink, Ph.D.
Title: Chairman, President and CEO

[Signature Page to Termination Agreement]

Confidential Treatment Requested by Innophos Holdings, Inc.

SCHEDULE 1.1(a) - Permits Required for Innophos Deep Wells

SCHEDULE 1.1(b) – Expenses

SCHEDULE 4.1(a) - Steam Boiler Equipment

SCHEDULE 4.2(a) - Sulfuric Acid Tank Equipment

SCHEDULE 6.5 – Consents

SCHEDULE 7.5 – Consents

EXHIBIT A - MGA Supply Agreement Addendum

EXHIBIT B - MGA Tank Lease

EXHIBIT C - New MGA Supply Agreement

EXHIBIT D - New PPA Supply AgreemenT

EXHIBIT E - New Services Agreement

EXHIBIT F - Parking Lot Lease Agreement

EXHIBIT G - Rail Spur Agreement

EXHIBIT H - Sulfuric Acid Supply Agreement

EXHIBIT I - Transitional PPA Supply Agreement

EXHIBIT J - Track Mobile Bill of Sale

EXHIBIT K - Steam Boiler Bill of Sale

EXHIBIT L - Sulfuric Acid Tank Bill of Sale

EXHIBIT M - Innophos Pipeline Design Specifications

EXHIBIT N - Servitude Agreement

EXHIBIT O - Raw River Water System Bill of Sale